Exhibit 99.1

Pier 1 Imports, Inc. Announces Management Change

Laura A. Coffey Appointed Interim CFO; Charles “Cary” H. Turner Retires

FORT WORTH, Texas--(BUSINESS WIRE)--February 10, 2015--Pier 1 Imports, Inc. (NYSE:PIR) today announced that Company veteran Laura A. Coffey, 48, has been named Executive Vice President - Interim Chief Financial Officer, effective immediately. She replaces Cary Turner, who has retired as Senior Executive Vice President and Chief Financial Officer of Pier 1 Imports. The Company has commenced a search for a permanent replacement.

Alex W. Smith, President and Chief Executive Officer, stated, “We are delighted and fortunate to have Laura serve as Interim CFO. She is a strong and experienced executive who brings both financial and operational expertise to this role. Having been with Pier 1 Imports for over 17 years, Laura has a keen understanding of our business, culture and long-term vision.”

“Cary has been an integral part of the Pier 1 Imports family for more than 23 years,” added Smith. “We greatly appreciate his dedication, hard work and enduring spirit as he served in key executive capacities. Cary played an important role in navigating the Company through numerous challenges and helping to lead us through a significant financial turnaround during his tenure. On behalf of the Board of Directors, we thank him for his extensive contributions and wish him all the best in his retirement.”

Ms. Coffey, a Certified Public Accountant, joined Pier 1 Imports in 1997 and has held various positions, including Vice President – Assistant Controller, Principal Accounting Officer, Senior Vice President of Finance, Senior Vice President of Business Development and Strategic Planning and most recently, Senior Vice President of Planning. Ms. Coffey spearheaded the implementation of the Company’s e-Commerce web site and omni-channel capabilities. Prior to Pier 1 Imports, Ms. Coffey held positions with Alcon Laboratories and KPMG, LLP.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K and other filings. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Bryan Hanley, 817-252-6083
or
Kelley Buchhorn, 817-252-7827
or
The Blueshirt Group
Christine Greany, 858-523-1732